Exhibit 10.1

Execution Version

Lumentum Holdings Inc.

1.50% Convertible Senior Notes due 2029

Purchase Agreement

June 13, 2023

Goldman Sachs & Co. LLC,

200 West Street,

New York, New York 10282-2198

Ladies and Gentlemen:

Lumentum Holdings Inc., a Delaware corporation (the “Company”), proposes, subject to the terms and conditions set forth in this agreement (this “Agreement”), to issue and sell to Goldman Sachs & Co. LLC and Deutsche Bank Securities Inc. (the “Purchasers”), an aggregate of $525,000,000 principal amount of the 1.50% Convertible Senior Notes due 2029 (the “Firm Securities”), and, at the election of the Purchasers, up to an aggregate of $78,750,000 additional aggregate principal amount of such 1.50% Convertible Senior Notes due 2029 (the “Optional Securities”). The Firm Securities and any Optional Securities that the Purchasers elect to purchase pursuant to Section 2 hereof are herein collectively called the “Securities”. Goldman Sachs & Co. LLC has agreed to act as representative of the several Purchasers (in such capacity, the “Representative”) in connection with the offering and sale of the Securities. The Securities will be convertible at the Company’s election into cash, shares of common stock of the Company, par value $0.001 per share (“Stock”), or a combination of cash and Stock.

1.	The Company represents and warrants to, and agrees with, the Purchasers that:

(a)    A preliminary offering circular, dated June 12, 2023 (the “Preliminary Offering Circular”) and an offering circular, dated June 13, 2023 (the “Offering Circular”), have been prepared in connection with the offering of the Securities and the Stock, if any, issuable upon conversion thereof. The Preliminary Offering Circular, as amended and supplemented immediately prior to the Applicable Time (as defined in Section 1(b)), is hereinafter referred to as the “Pricing Circular”. Any reference to the Preliminary Offering Circular, the Pricing Circular or the Offering Circular shall be deemed to refer to and include all documents filed with the United States Securities and Exchange Commission (the “Commission”) pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or prior to the date of such circular and incorporated by reference therein and any reference to the Preliminary Offering Circular or the Offering Circular, as the case may be, as amended or supplemented, as of any specified date, shall be deemed to include (i) any documents filed with the Commission pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act after the date of the Preliminary Offering Circular or the Offering Circular, as the case may be, and prior to such specified date and (ii) any Additional Issuer Information (as defined in Section 5(f)) furnished by the Company prior to the completion of the distribution of the Securities; and all documents filed under the Exchange Act and so deemed to be included in the Preliminary Offering Circular, the Pricing Circular or the Offering Circular, as the case may be, or any amendment or supplement thereto are hereinafter called the “Exchange Act Reports” (provided that where only sections of such documents are specifically incorporated by reference, only such sections shall be considered to be part of the “Exchange Act Reports”). The Exchange Act Reports, when they were or are filed with the Commission, conformed or will conform in all material respects to the applicable requirements of the Exchange Act and the applicable rules and regulations of the Commission thereunder; and no such documents were filed with the Commission since the Commission’s close of business on the business day immediately prior to the date of this Agreement and prior to the execution of this Agreement, except as set forth on Schedule II(a) hereof. The Preliminary Offering Circular or the Offering Circular and any amendments or supplements thereto did not and will not, as of their respective dates, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by the Purchasers expressly for use therein;

(b)    For the purposes of this Agreement, the “Applicable Time” is 6:00 p.m. (Eastern time) on the date of this Agreement; the Pricing Circular as supplemented by the information set forth in Schedule III hereto, taken together (collectively, the “Pricing Disclosure Package”) as of the Applicable Time, did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each Company Supplemental Disclosure Document (as defined in Section 6(a)(i)) listed on Schedule II(b) hereto and each Permitted General Solicitation Material (as defined in Section 6(a)(i)) listed on Schedule II(d) hereto does not conflict with the information contained in the Pricing Circular or the Offering Circular and each such Company Supplemental Disclosure Document and Permitted General Solicitation Material, as supplemented by and taken together with the Pricing Disclosure Package as of the Applicable Time, did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to statements or omissions made in the Pricing Disclosure Package or in a Company Supplemental Disclosure Document or Permitted General Solicitation Material in reliance upon and in conformity with information furnished in writing to the Company by the Purchasers expressly for use therein;

(c)    Neither the Company nor any of its subsidiaries has sustained since the date of the latest audited financial statements included or incorporated by reference in the Pricing Circular any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Pricing Circular; and, since the respective dates as of which information is given or incorporated by reference in the Pricing Circular, there has not been any change in the capital stock (other than as a result of (x) the exercise of stock options, the vesting of restricted stock or restricted stock units or the granting of stock options, restricted stock or restricted stock units in the ordinary course of business pursuant to the Company’s stock plans that are described in the Pricing Circular, (y) the repurchase of Stock which were issued pursuant to the early exercise of stock options by option holders or restricted stock awards issued pursuant to the Company’s stock plans that are described in the Pricing Circular or (z) the issuance of Stock upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this Agreement and described in the Pricing Circular) or long-term debt of the Company or any of its subsidiaries or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”), other than, in each case, as set forth or contemplated in the Pricing Circular;

(d)    The Company and its subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them, in each case free and clear of all liens, encumbrances and defects except such as are described in the Pricing Circular or such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and its subsidiaries; and any real property and buildings held under lease by the Company and its subsidiaries are held by them under valid, subsisting and, to the Company’s knowledge, enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its subsidiaries;

(e)    The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, with the corporate power and authority to own its properties and conduct its business as described in the Pricing Disclosure Package and the Offering Circular, and has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except where the failure to be so qualified or be in good standing in any such jurisdiction would not, individually or in the aggregate, have a Material Adverse Effect. Each subsidiary of the Company has been duly incorporated or formed and is validly existing as an entity in good standing under the laws of its applicable jurisdiction of incorporation or formation (to the extent such concept of “good standing” is applicable under the laws of such jurisdiction), with power and authority (corporate and other) to own its properties and conduct its business as described in the Pricing Disclosure Package and the Offering Circular, and has been duly qualified for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except where the failure to be so qualified or be in good standing in any such jurisdiction would not, individually or in the aggregate, have a Material Adverse Effect.

(f)    The Company has an authorized capitalization as set forth in the Pricing Disclosure Package and the Offering Circular, and all of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable; any shares of Stock initially issuable upon conversion of the Securities (assuming physical settlement of all conversions) have been duly authorized and reserved for issuance upon conversion of the Securities and, when issued and delivered in accordance with the provisions of the Securities and the Indenture referred to below, will be validly issued, fully paid and non-assessable and will conform in all material respects to the description of the Stock contained in the Pricing Disclosure Package and the Offering Circular; and all of the issued and outstanding shares of capital stock of each subsidiary of the Company have been duly authorized and validly issued, are fully paid and non-assessable and (except as otherwise set forth in the Pricing Disclosure Package and the Offering Circular) are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims;

(g)    The Securities have been duly authorized by the Company and, when executed, issued and delivered in accordance with the terms of the indenture to be dated as of June 16, 2023 (the “Indenture”) between the Company and U.S. Bank Trust Company, National Association, as Trustee (the “Trustee”), under which they are to be issued, and delivered and paid for pursuant to this Agreement, will constitute valid and legally binding obligations of the Company entitled to the benefits provided by the Indenture, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is considered in a proceeding in equity or at law) (“Enforceability Exceptions”). The Indenture has been duly authorized by the Company and, when executed and delivered by the Company and the Trustee, the Indenture will constitute a valid and legally binding instrument, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions, and entitled to the benefits provided by the Indenture; and the Securities and the Indenture will conform in all material respects to the descriptions thereof in the Pricing Disclosure Package and the Offering Circular;

(h)    The Company has all requisite corporate power to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by the Company.

(i)    Prior to the date hereof, the Company has not and to its knowledge, none of its affiliates acting on its behalf, has taken any action which is designed to or which has constituted or which would reasonably have been expected to cause or result in stabilization or manipulation of the price of any security of the Company in connection with the offering of the Securities;

(j)    The issue and sale of the Securities and the compliance by the Company with all of the provisions of the Securities, the Indenture and this Agreement (including the issuance of any shares of Stock upon conversion of the Securities) and the consummation of the transactions herein and therein contemplated will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) result in any violation of the provisions of the Certificate of Incorporation or By-laws of the Company or (iii) result in any violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties, except, with respect to clauses (i) and (iii), for such conflicts, breaches, violations or defaults as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the issue and sale of the Securities or the consummation by the Company of the transactions contemplated by this Agreement or the Indenture (including the issuance of any shares of Stock upon conversion of the Securities), except for such consents, approvals, authorizations, orders, registrations or qualifications as have already been obtained or made or may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Securities by the Purchasers or for the listing of the Stock underlying the Securities on the NASDAQ Global Market (“NASDAQ”);

(k)    Neither the Company nor any of its subsidiaries is (i) in violation of its Certificate of Incorporation or By-laws or equivalent organizational document, (ii) in default in the performance or observance of any obligation, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, except, in the case of clause (ii), for such defaults as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(l)    The statements set forth in the Pricing Circular and the Offering Circular under the captions “Description of Notes” and “Description of Common Stock”, insofar as they purport to constitute a summary of the terms of the Securities and the Stock, and under the caption “Plan of Distribution”, insofar as they purport to describe the provisions of the laws and documents referred to therein, fairly summarize such laws and documents in all material respects;

(m)    Other than as set forth in the Pricing Disclosure Package and the Offering Circular, there are no legal or governmental proceedings pending to which the Company or any of its subsidiaries is a party or of which any property of the Company or any of its subsidiaries is the subject which, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect; and, to the Company’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others;

(n)    When the Securities are issued and delivered pursuant to this Agreement, the Securities will not be of the same class (within the meaning of Rule 144A under the Securities Act of 1933, as amended (the “Act”)) as securities which are listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system;

(o)    The Company is subject to Section 13 or 15(d) of the Exchange Act;

(p)    The Company is not, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Pricing Disclosure Package, will not be, required to register as an “investment company”, as such term is defined in the United States Investment Company Act of 1940, as amended (the “Investment Company Act”);

(q)    Neither the Company nor any person acting on its behalf (other than the Purchasers, as to which no representation is made) has offered or sold the Securities by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the Act (other than by means of a Permitted General Solicitation, as defined below);

(r)    Within the preceding six months, neither the Company nor any other person acting on behalf of the Company has offered or sold to any person any Securities, or any securities of the same or a similar class as the Securities, other than Securities offered or sold to the Purchasers hereunder. The Company will take reasonable precautions designed to insure that any offer or sale, direct or indirect, in the United States of any Securities or any substantially similar security issued by the Company, within six months subsequent to the date on which the distribution of the Securities has been completed (as notified to the Company by the Purchasers), is made under restrictions and other circumstances reasonably designed not to affect the status of the offer and sale of the Securities in the United States contemplated by this Agreement as transactions exempt from the registration provisions of the Act;

(s)    The Company maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) of the Exchange Act) that complies with the requirements of the Exchange Act and has been designed by the Company’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with United States generally accepted accounting principles. The Company’s internal control over financial reporting is effective and the Company is not aware of any material weaknesses in its internal control over financial reporting;

(t)    Since the date of the latest audited financial statements incorporated by reference in the Pricing Circular, there has been no change in the Company’s internal control over financial reporting that has materially and adversely affected, or is reasonably likely to materially and adversely affect, the Company’s internal control over financial reporting;

(u)    The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) of the Exchange Act) that have been designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that information required to be disclosed by the Company in such reports is accumulated and communicated to the Company’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective;

(v)    [Reserved];

(w)    Deloitte & Touche LLP, which has reviewed certain financial statements of the Company and its subsidiaries, is an independent registered public accounting firm as required by the Act and the rules and regulations of the Commission thereunder;

(x)

Neither the Company, nor any of its subsidiaries nor any director, officer, nor, to the knowledge of the Company, any agent, employee, representative or affiliate or third party acting on behalf of the Company or any of its subsidiaries has (i) made any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; (iv) violated or is in violation of any provision of the Bribery Act 2010 of the United Kingdom; or (v) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment;

(y)

The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with the requirements of applicable anti-money laundering laws, including, but not limited to, the Bank Secrecy Act of 1970, as amended by the USA PATRIOT ACT of 2001, and the rules and regulations promulgated thereunder, and the anti-money laundering laws of the various jurisdictions in which the Company and its subsidiaries conduct business (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened;

(z)

None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is currently the subject or the target of any sanctions administered or enforced by the U.S. Government, including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury, or other relevant sanctions authority (collectively, “Sanctions”), and the Company will not directly or indirectly use the proceeds of the offering of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person, or in any country or territory, that, at the time of such funding, is the subject or the target of Sanctions or (ii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as purchaser, advisor, investor or otherwise) of Sanctions;

(aa)

Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or other person acting on behalf of the Company or any of its subsidiaries (in connection with the Company or its subsidiaries) has violated applicable export control laws and regulations, except for such violations as would not reasonably be expected to have a Material Adverse Effect, including without limitation the Arms Export Control Act, the International Traffic in Arms Regulations, the U.S. Export Administration Act of 1979, as amended, the U.S. International Emergency Economic Powers Act, and the Export Administration Regulations, and there are no claims, complaints, charges, investigations or proceedings pending or expected or, to the knowledge of the Company, threatened between the Company or any of its subsidiaries and any governmental authority under any applicable export control laws and regulations. Each of the Company and its subsidiaries have obtained all of the specific authorizations required by the U.S. Department of State’s Directorate of Defense Trade Controls and the U.S. Department of Commerce’s Bureau of Industry and Security, as applicable, to authorize the provision of services and technical data to non-U.S. persons or the export, re-export, or transfer of commodities, software, or technical data, except where the absence of such authorizations would not reasonably be expected to have a Material Adverse Effect;

(bb)

The Company owns, possesses, or licenses, or can acquire or license on commercially reasonable terms, all Intellectual Property Rights necessary for the conduct of the Company’s business as now conducted or as described in the Pricing Disclosure Package and the Offering Circular to be conducted, except where the failure to own, possess or license any of the foregoing would not reasonably be expected to have a Material Adverse Effect. Except as set forth in the Pricing Disclosure Package and the Offering Circular or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) to the knowledge of the Company, there is no infringement, misappropriation or violation by third parties of any such Intellectual Property Rights; (B) there is no pending or, to the knowledge of the Company, threatened action, suit, proceeding or claim by others challenging the Company’s rights in or to any such Intellectual Property Rights, and, to the knowledge of the Company, there are no facts which would form a reasonable basis for any such claim; (C) the Intellectual Property Rights owned by the Company and, to the knowledge of the Company, the Intellectual Property Rights licensed to the Company have not been adjudged invalid or unenforceable, in whole or in part, and there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity or scope of any such Intellectual Property Rights; and (D) there is no pending or, to the knowledge of the Company, threatened action, suit, proceeding or claim by others that the Company infringes, misappropriates or otherwise violates any Intellectual Property Rights or other proprietary rights of others, and the Company has not received any written notice of such claim, and, to the knowledge of the Company, there are no facts which would form a reasonable basis for any such claim. “Intellectual Property Rights” shall mean all patents, patent applications, trade and service marks, trade and service mark registrations and applications, rights in trade names, copyrights, trade secret rights, and similar proprietary rights in technology and know-how;

(cc)

No material labor problem or dispute with the employees of the Company or any of its subsidiaries exists or, to the Company’s knowledge, is threatened or imminent, and the Company is not aware of any existing labor disturbance by the employees of any of its or its subsidiaries’ principal suppliers, contractors or customers, that could be reasonably expected to have a Material Adverse Effect, whether or not arising from transactions in the ordinary course of business;

(dd)

Except as disclosed in the Pricing Disclosure Package and the Offering Circular, to the knowledge of the Company, neither the Company nor any of its subsidiaries is in violation of any statute, any rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “environmental laws”), owns or operates any real property contaminated with any substance that is subject to any environmental laws, is liable for any off-site disposal or contamination pursuant to any environmental laws, or is subject to any claim relating to any environmental laws, except where such violation of environmental law, contamination of real property by a substance subject to any environmental law, liability for off-site disposal or contamination or claim relating to any environmental laws would not, individually or in the aggregate, have a Material Adverse Effect, and, except as disclosed in the Pricing Disclosure Package, the Company is not aware of any pending investigation which might lead to such a claim;

(ee)

The Company has filed all necessary U.S. federal, state and foreign income, property and franchise tax returns or have requested extensions thereof (except where the failure to file would not, individually or in the aggregate, have a Material Adverse Effect) and has paid all taxes shown as due and payable by such returns and, if due and payable, any related or similar assessment, fine or penalty levied against the Company, except for cases in which the failure to file or pay such taxes, assessments, fines or penalties would not, individually or in the aggregate, have a Material Adverse Effect or except as may be being contested in good faith and by appropriate proceedings. The Company has made adequate charges, accruals and reserves in the applicable financial statements in respect of all federal, state and foreign income, property and franchise taxes for all periods as to which the tax liability of the Company has not been finally determined; and

(ff)

The Company carries, or is covered by, insurance in such amounts and covering such risks as is customary for companies of a similar size and scope engaged in similar businesses in similar industries. The Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from other insurers as may be necessary to continue its business. All policies of insurance owned by the Company are, to the Company’s knowledge, in full force and effect and the Company is in compliance in all material respects with the terms of such policies. The Company has not received written notice from any insurer, agent of such insurer or the broker of the Company that any material capital improvements or any other material expenditures (other than premium payments) are required or necessary to be made in order to continue such insurance.

(gg)

Except as would not reasonably be expected to have a Material Adverse Effect, (i) the Company’s information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases (collectively, “IT Systems”) operate and perform as required in connection with the operation of the business of the Company as currently conducted, free and clear of all bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants and (ii) the Company has implemented and maintained commercially reasonable physical, technical and administrative controls, policies, procedures, and safeguards designed to maintain and protect their confidential information and the integrity, operation, redundancy and security of all IT Systems and confidential data, including “Personal Data,” used in connection with its business. “Personal Data” means (i) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number; (ii) any information which would qualify as “personally identifying information” under the Federal Trade Commission Act, as amended; (iii) “personal data” as defined by GDPR, as applicable (iv) any information which would qualify as “protected health information” under the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (collectively, “HIPAA”), as applicable; and (v) any other piece of information that allows the identification of such natural person, or his or her family, is related to an identified person’s health or sexual orientation. Except as would not reasonably be expected to have a Material Adverse Effect, (i) there have been no breaches, violations, outages or unauthorized uses of or accesses to such IT Systems or confidential data, including Personal Data, except for those that have been remedied without cost or liability or the duty to notify any other person; and (ii) the Company is presently in compliance with all applicable laws or statutes and all applicable judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, and all of the Company’s internal policies and contractual obligations relating to the privacy and security of such IT Systems and Personal Data and to the protection of such IT Systems and Personal Data from unauthorized use, access, misappropriation or modification.

(hh)

Except as would not reasonably be expected to have a Material Adverse Effect, (i) the Company is, and at all prior times was, in compliance with all applicable state and federal data privacy and security laws and regulations, including without limitation HIPAA, and the European Union General Data Protection Regulation (“GDPR”) (EU 2016/679), in each case as applicable (collectively, the “Privacy Laws”); (ii) the Company has at all times made all disclosures to users or customers required by applicable Privacy Laws; and (iii) none of such disclosures made or contained in any public-facing privacy policy or notice of the Company have, to the knowledge of the Company, been inaccurate or in violation of any applicable Privacy Laws. To ensure compliance with the Privacy Laws, the Company has in place, complies with, and takes appropriate steps reasonably designed to ensure compliance with their policies and procedures relating to data privacy and security and the collection, storage, use, disclosure, handling, and analysis of Personal Data. The Company has not received written notice of any actual or threatened claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any court or arbitrator or governmental or regulatory authority (or, except as would not reasonably be expected to result in a Material Adverse Effect, any other third party) alleging that any activity of the Company is in violation of applicable Privacy Laws.

2.

Subject to the terms and conditions herein set forth, (a) the Company agrees to issue and sell to the Purchasers, and each of the Purchasers agrees, severally and not jointly, to purchase from the Company, at a purchase price of 99.20% of the principal amount thereof, plus accrued interest from June 16, 2023 to the applicable Time of Delivery hereunder, if any, the aggregate principal amount of Securities set forth opposite the name of the Purchasers in Schedule I hereto, and (b) in the event and to the extent that the Purchasers shall exercise the election to purchase Optional Securities as provided below, the Company agrees to issue and sell to the Purchasers, and the Purchasers agree to purchase from the Company, at the same purchase price set forth in clause (a) of this Section 2, plus accrued and unpaid interest from June 16, 2023 to the applicable Time of Delivery hereunder, if any, the aggregate principal amount of the Optional Securities as to which such election shall have been exercised.

The Company hereby grants to the Purchasers the right to purchase at its election up to $78,750,000 in aggregate principal amount of the Optional Securities at the purchase price (plus accrued and unpaid interest, if any) set forth in clause (b) of the first paragraph of this Section 2. Any such election to purchase Optional Securities may be exercised only by written notice from the Representative to the Company, setting forth the aggregate principal amount of Optional Securities to be purchased and the date on which such Optional Securities are to be delivered, as determined by the Representative but in no event earlier than the First Time of Delivery (as defined in Section 4 hereof) or, unless the Representative and the Company otherwise agree in writing, earlier than one or later than five New York Business Days after the date of such notice, provided that any Subsequent Time of Delivery (as defined below) for Optional Securities shall be within a period of 13 calendar days from, and including, the First Time of Delivery (the “Exercise Period”). “New York Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York are generally authorized or obligated by law or executive order to close.

3.

Upon the authorization by the Purchasers of the release of the Securities, the Purchasers propose to offer the Securities for sale upon the terms and conditions set forth in this Agreement and the Offering Circular and each Purchaser, acting severally and not jointly, hereby represents and warrants to, and agrees with the Company that:

(a)

it will sell the Securities only to persons whom it reasonably believes are “qualified institutional buyers” (“QIBs”) within the meaning of Rule 144A under the Act in transactions meeting the requirements of Rule 144A;

(b)	it is a QIB within the meaning of Rule 144A under the Act; and

(c)

Other than with the prior consent of the Company and the Purchasers, or as otherwise permitted pursuant to Section 6(a)(ii) hereof, neither of the Purchasers nor any of their affiliates or any other person acting on its or their behalf will solicit offers for, or offer or sell, the Securities by any form of general solicitation or general advertising, including but not limited to the methods described in Rule 502(c) under the Act or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Act.

4. (a)

The Securities to be purchased by the Purchasers hereunder will be represented by one or more definitive global Securities in book-entry form which will be deposited by or on behalf of the Company with The Depository Trust Company (“DTC”) or its designated custodian. The Company will deliver the Securities to the Representative, for the accounts of the Purchasers, against payment by or on behalf of the Purchasers of the purchase price therefor (plus accrued and unpaid interest, if any) by wire transfer in Federal (same day) funds, by causing DTC to credit the Securities to the account of the Representative at DTC. The Company will cause the certificates representing the Securities to be made available to the Purchasers for checking at least twenty-four hours prior to the applicable Time of Delivery (as defined below) at the office of Latham & Watkins LLP: 1271 Avenue of the Americas, New York, New York 10020 (the “Closing Location”). The time and date of such delivery and payment shall be, with respect to the Firm Securities, 9:30 a.m., New York City time, on June 16, 2023 or such other time and date as the Representative and the Company may agree upon in writing, and, with respect to the Optional Securities, 9:30 a.m., New York City time, on the date specified by the Representative in the written notice given by the Representative of the Purchasers’ election to purchase such Optional Securities, or such other time and dates as the Representative and the Company may agree upon in writing, provided, however, that such delivery date shall be within the Exercise Period, must be at least one New York Business Day after such written notice is given and may not be earlier than the First Time of Delivery (as defined below) nor later than five New York Business Days after the date of such notice; provided further, that solely with respect to an Optional Securities written notice that is delivered prior to the First Time of Delivery, the related Time of Delivery (as defined below) must be at least one New York Business Day after the written notice is given. Such time and date for delivery of the Firm Securities is herein called the “First Time of Delivery,” any such time and date for delivery of the Optional Securities, if not the First Time of Delivery, is herein called a “Subsequent Time of Delivery,” and each such time and date for delivery is herein called a “Time of Delivery.”

(b)    The documents to be delivered at each Time of Delivery by or on behalf of the parties hereto pursuant to Section 8 hereof, including the cross-receipt for the Securities and any additional documents requested by the Purchasers pursuant to Section 8(k) hereof, will be delivered at such time and date at the Closing Location, and the Securities will be delivered at the office of DTC (or its designated custodian), all at such Time of Delivery. A meeting will be held at the Closing Location at 4:00 p.m., New York City time, on the New York Business Day next preceding such Time of Delivery, at which meeting the final drafts of the documents to be delivered pursuant to the preceding sentence will be available for review by the parties hereto.

5.	The Company agrees with the Purchasers:

(a)    To prepare the Offering Circular in a form approved by the Purchasers; to make no amendment or any supplement to the Offering Circular which shall be disapproved by the Purchasers promptly after reasonable notice thereof; and to furnish the Purchasers with copies thereof;

(b)    Promptly from time to time to take such action as the Purchasers may reasonably request to qualify the Securities and the Stock issuable upon conversion of the Securities for offering and sale under the securities laws of such jurisdictions as the Purchasers may reasonably request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the distribution of the Securities, provided that in connection therewith the Company shall not be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction or subject itself to taxation in such jurisdiction in which it was not otherwise subject to taxation as a foreign corporation;

(c)    To furnish the Purchasers with written and electronic copies of the Offering Circular and any amendment or supplement thereto in such quantities as the Purchasers may from time to time reasonably request, and if, at any time prior to the completion of the distribution of the Securities, any event shall have occurred as a result of which the Offering Circular as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Offering Circular is delivered, not misleading, or, if for any other reason it shall be necessary during such same period to amend or supplement the Offering Circular, to notify the Purchasers and upon the request of the Purchasers to prepare and furnish without charge to the Purchasers and to any dealer in securities (whose name and address the Purchasers shall furnish to the Company) as many written and electronic copies as the Purchasers may from time to time reasonably request of an amended Offering Circular or a supplement to the Offering Circular which will correct such statement or omission or effect such compliance;

(d)    During the period beginning from the date hereof and continuing until the date that is 60 days after the date of the Offering Circular, without the prior written consent of the Representative, not to (i) offer, issue, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, Stock or any such substantially similar securities, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Stock or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Stock or such other securities, in cash or otherwise, or (iii) file with the Commission a registration statement under the Act relating to any securities of the Company that are substantially similar to the Securities or the Stock; provided that the foregoing restrictions shall not apply to (1) the Securities to be sold hereunder and the issuance of any Stock upon the conversion of the Securities, (2) the issuance by the Company of Stock upon the exercise of an option or warrant, the settlement of restricted stock or restricted stock units or the conversion of a security outstanding on the date hereof, provided that such option, warrant, restricted stock restricted stock unit, or security is identified in the Pricing Circular, (3) the issuance by the Company (or the receipt by any officer or director) of Stock or other securities convertible into or exercisable or exchangeable for, or that represent the right to receive, Stock pursuant to the Company’s stock option plans existing on the date of this Agreement, (4) the filing of any registration statement on Form S-8 relating to securities granted or to be granted pursuant to the Company’s stock option plans existing on the date of this Agreement or any assumed employee benefit plan contemplated by clause 5, (5) the entry into an agreement providing for the issuance by the Company of Stock or any security convertible into or exercisable for, or that represents the right to receive, Stock in connection with the acquisition by the Company or any of its subsidiaries of the securities, business, technology, property or other assets of another person or entity or pursuant to an employee benefit plan assumed by the Company in connection with such acquisition, and the issuance of any such securities pursuant to any such agreement, (6) the entry into an agreement providing for the issuance of Stock or any security convertible into or exercisable for, or that represents the right to receive, Stock in connection with joint ventures, commercial relationships or other strategic transactions, and the issuance of any such securities pursuant to any such agreement; provided that in the case of clauses (5) and (6), the aggregate number of Stock that the Company may sell or issue or agree to sell or issue pursuant to clauses (5) and (6) shall not exceed 10% of the total number of Stock issued and outstanding immediately following the completion of the transactions contemplated by this Agreement; provided, further, that in the case of clauses (5) and (6), any such securities issued pursuant thereto shall be subject to transfer restrictions substantially similar to those contained in the lock-up agreements signed by the Company’s executive officers and directors, and the Company shall enter stop transfer instructions with the Company’s transfer agent and registrar on such securities, which the Company agrees it will not waive or amend without the prior written consent of the Representative;

(e)    Not to be or become, at any time prior to the expiration of two years after the First Time of Delivery, an open-end investment company, unit investment trust, closed-end investment company or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act;

(f)    At any time when the Company is not subject to Section 13 or 15(d) of the Exchange Act, for the benefit of holders from time to time of Securities, to furnish at its expense, upon request, to holders of Securities and prospective purchasers of Securities information (the “Additional Issuer Information”) satisfying the requirements of subsection (d)(4)(i) of Rule 144A under the Act, unless at such time the Securities are “freely tradable” as defined in the “Description of the Notes” section of the Offering Circular;

(g)    Except for such documents that are publicly available on EDGAR, to furnish to the holders of the Securities as soon as practicable after the end of each fiscal year an annual report (including a balance sheet and statements of income, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries certified by independent public accountants) and, as soon as practicable after the end of each of the first three quarters of each fiscal year (beginning with the fiscal quarter ending after the date of the Offering Circular), to make available to its stockholders consolidated summary financial information of the Company and its subsidiaries for such quarter in reasonable detail;

(h)    During the period of one year after the Time of Delivery, the Company will not, and will not permit any of its controlled “affiliates” (as defined in Rule 144 under the Act) to, resell any of the Securities which constitute “restricted securities” under Rule 144 that have been reacquired by any of them (other than pursuant to a registration statement that has been declared effective under the Act);

(i)    To use the net proceeds received by the Company from the sale of the Securities pursuant to this Agreement in the manner specified in the Pricing Circular under the caption “Use of Proceeds”;

(j)    To reserve and keep available at all times, free of preemptive rights, Stock for the purpose of enabling the Company to satisfy any obligations to issue Stock upon conversion of the Securities; and

(k)    To use its reasonable best efforts to list, subject to notice of issuance, the Stock issuable upon conversion of the Securities on the NASDAQ.

6.

(a)

(i)     The Company represents and agrees that, without the prior consent of the Purchasers, it and its affiliates and any other person acting on its or their behalf (other than the Purchasers, as to which no statement is given) (x) have not made and will not make any offer relating to the Securities that, if the offering of the Securities contemplated by this Agreement were conducted as a public offering pursuant to a registration statement filed under the Act with the Commission, would constitute an “issuer free writing prospectus,” as defined in Rule 433 under the Act (any such offer is hereinafter referred to as a “Company Supplemental Disclosure Document”) other than as listed on Schedule II(b) and (y) have not solicited and will not solicit offers for, and have not offered or sold and will not offer or sell, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D other than any such solicitation listed on Schedule II(d) (each such solicitation, a “Permitted General Solicitation”; each written general solicitation document listed on Schedule II(d), a “Permitted General Solicitation Material”);

(ii)     each Purchaser, severally and not jointly, represents and agrees that, without the prior consent of the Company, other than one or more term sheets relating to the Securities containing customary information and conveyed to purchasers of securities or any Permitted General Solicitation Material, it has not made and will not make any offer relating to the Securities that, if the offering of the Securities contemplated by this Agreement were conducted as a public offering pursuant to a registration statement filed under the Act with the Commission, would constitute a “free writing prospectus,” as defined in Rule 405 under the Act (any such offer (other than any such term sheets and any Permitted General Solicitation Material), is hereinafter referred to as a “Purchasers Supplemental Disclosure Document”); and

(iii)     any Company Supplemental Disclosure Document, Purchasers Supplemental Disclosure Document or Permitted General Solicitation Material, the use of which has been consented to by the Company and the Purchasers, is listed as applicable on Schedule II(b), Schedule II(c) or Schedule II(d) hereto, respectively;

7.

The Company covenants and agrees with the Purchasers that the Company will pay or cause to be paid the following: (i) the fees, disbursements and expenses of the Company’s counsel and accountants in connection with the issue of the Securities and the Stock issuable upon conversion of the Securities (except as otherwise agreed in writing) and all other expenses in connection with the preparation, printing, reproduction and filing of the Preliminary Offering Circular and the Offering Circular and any amendments and supplements thereto and the mailing and delivering of copies thereof to the Purchasers and dealers; (ii) the cost of printing or producing this Agreement, the Indenture, the Securities, closing documents (including any compilations thereof), Permitted General Solicitation Materials and any other documents in connection with the offering, purchase, sale and delivery of the Securities; (iii) all expenses in connection with the qualification of the Securities and the Stock issuable upon conversion of the Securities for offering and sale under state securities laws as provided in Section 5(b) hereof, including the fees and disbursements of counsel for the Purchasers in connection with such qualification and in connection with the Blue Sky and legal investment surveys (such fees not to exceed $15,000); (iv) any fees charged by securities rating services for rating the

Securities; (v) the cost of preparing the Securities; (vi) the fees and expenses of the Trustee and any agent of the Trustee and the fees and disbursements of counsel for the Trustee in connection with the Indenture and the Securities; (vii) all costs and expenses incurred in connection with any “road show” presentation to potential purchasers of the Securities; (viii) any cost incurred in connection with the listing of the Stock issuable upon conversion of the Securities; and (ix) all other costs and expenses incident to the performance of its obligations hereunder which are not otherwise specifically provided for in this Section. It is understood, however, that, except as provided in this Section, and Sections 9 and 12 hereof, the Purchasers will pay all of their own costs and expenses, including the fees of its counsel, transfer taxes on resale of any of the Securities by the Purchasers, and any advertising expenses connected with any offers the Purchasers may make.

8.

The obligations of the Purchasers hereunder shall be subject, in their discretion, to the condition that all representations and warranties and other statements of the Company herein are, at and as of each Time of Delivery, true and correct, the condition that the Company shall have performed all of its obligations hereunder theretofore to be performed, and the following additional conditions:

(a)    Latham & Watkins LLP, counsel for the Purchasers, shall have furnished to the Purchasers such opinion or opinions and a customary “negative assurance” letter, dated the Time of Delivery, with respect to such matters as the Purchasers may reasonably request, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters;

(b)    Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel for the Company, shall have furnished to the Purchasers (i) an opinion, dated the Time of Delivery, in form and substance satisfactory to you, to the effect set forth in Annex I hereto and (ii) a negative assurance letter, dated the Time of Delivery, in form and substance satisfactory to the Purchasers, to the effect set forth in Annex II hereto;

(c)    [Reserved];

(d)    On the date of the Offering Circular substantially concurrently with the execution of this Agreement and also at the Time of Delivery, Deloitte & Touche LLP shall have furnished to the Purchasers a “comfort” letter or letters, dated the respective dates of delivery thereof, in form and substance reasonably satisfactory to the Purchasers;

(e)    (i) The Company and its subsidiaries, taken as a whole, shall not have sustained since the date of the latest audited financial statements incorporated by reference in the Pricing Circular any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Pricing Circular, and (ii) since the respective dates as of which information is given or incorporated by reference in the Pricing Circular there shall not have been any change in the capital stock or long-term debt of the Company or any of its subsidiaries or any change, or any development involving a prospective change, in or affecting the general affairs, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole, otherwise than as set forth or contemplated in the Pricing Circular, the effect of which, in any such case described in clause (i) or (ii), is in the judgment of the Representative so material and adverse as to make it impracticable or inadvisable to proceed with the offering or the delivery of the Securities being delivered at such Time of Delivery on the terms and in the manner contemplated in this Agreement and in each of the Pricing Disclosure Package and the Offering Circular;

(f)    On or after the Applicable Time, unless at such time the Company has no debt securities outstanding, (i) no downgrading shall have occurred in the rating accorded the Company’s debt securities by any “nationally recognized statistical rating organization”, as that term is defined by the Commission in Section 3(a)(62) of the Exchange Act, and (ii) no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of the Company’s debt securities;

(g)    On or after the Applicable Time there shall not have occurred any of the following: (i) a suspension or material limitation in trading in securities generally on the New York Stock Exchange or NASDAQ; (ii) a suspension or material limitation in trading in the Company’s securities on NASDAQ; (iii) a general moratorium on commercial banking activities declared by either Federal or New York State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States; (iv) the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war or (v) the occurrence of any other calamity or crisis or any change in financial, political or economic conditions in the United States or elsewhere, if the effect of any such event specified in clause (iv) or (v) in the judgment of the Representative makes it impracticable or inadvisable to proceed with the offering or the delivery of the Securities on the terms and in the manner contemplated in the Pricing Disclosure Package and the Offering Circular;

(h)    The Stock issuable upon conversion of the Securities shall have been duly approved for listing on NASDAQ, subject to notice of issuance;

(i)    The Company shall have obtained and delivered to the Purchasers executed copies of a lock-up agreement from directors and executive officers of the Company listed on Schedule IV hereto, substantially in the form set forth in Schedule V hereto;

(j)    The Securities shall be eligible for clearance and settlement through the facilities of DTC; and

(k)    The Company shall have furnished or caused to be furnished to the Purchasers at the Time of Delivery certificates of officers of the Company satisfactory to the Purchasers as to the accuracy of the representations and warranties of the Company herein at and as of such Time of Delivery, as to the performance by the Company of all of its obligations hereunder to be performed at or prior to such Time of Delivery, as to the matters set forth in subsection (e) of this Section and as to such other matters as the Purchasers may reasonably request.

9. (a)

The Company will indemnify and hold harmless the Purchasers against any losses, claims, damages or liabilities, to which the Purchasers may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Preliminary Offering Circular, the Pricing Circular, the Pricing Disclosure Package, the Offering Circular, or any amendment or supplement thereto, any Company Supplemental Disclosure Document, any Permitted General Solicitation Material or arise out of or are based upon the omission or alleged omission to state therein a material fact necessary to make the statements therein not misleading, and will reimburse the Purchasers for any legal or other expenses reasonably incurred by the Purchasers in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Preliminary Offering Circular, the Pricing Circular, the Pricing Disclosure Package, the Offering Circular or any amendment or supplement thereto, any Company Supplemental Disclosure Document or any Permitted General Solicitation Material, in reliance upon and in conformity with written information furnished to the Company by the Purchasers expressly for use therein.

(b)    Each Purchaser, severally and not jointly, will indemnify and hold harmless the Company against any losses, claims, damages or liabilities to which the Company may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Preliminary Offering Circular, the Pricing Circular, the Pricing Disclosure Package, the Offering Circular, or any amendment or supplement thereto, or any Company Supplemental Disclosure Document, any Permitted General Solicitation Material or arise out of or are based upon the omission or alleged omission to state therein a material fact necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Preliminary Offering Circular, the Pricing Circular, the Pricing Disclosure Package, the Offering Circular or any such amendment or supplement, any Company Supplemental Disclosure Document or any Permitted General Solicitation Material, in reliance upon and in conformity with written information furnished to the Company by the Purchasers expressly for use therein; and the Purchasers will reimburse the Company for any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such action or claim as such expenses are incurred.

(c)    Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such subsection unless and to the extent the indemnifying party has been materially prejudiced through the forfeiture by the indemnified party of substantial rights and defenses. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any indemnified party.

(d)    If the indemnification provided for in this Section 9 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Purchasers on the other from the offering of the Securities. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the indemnified party failed to give the notice required under subsection (c) above, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and the Purchasers on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Purchasers on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total discounts and commissions received by the Purchasers, in each case as set forth in the Offering Circular. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or the Purchasers on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Purchasers agree that it would not be just and equitable if contribution pursuant to this subsection (d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (d), the Purchasers shall not be required to contribute any amount in excess of the amount by which the total price at which the Securities purchased by it pursuant to this Agreement and distributed to investors were offered to investors exceeds the amount of any damages which the Purchasers have otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

(e)    The obligations of the Company under this Section 9 shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to each officer and director of the Purchasers and each person, if any, who controls the Purchasers within the meaning of the Act and each affiliate of the Purchasers; and the obligations of the Purchasers under this Section 9 shall be in addition to any liability which the Purchasers may otherwise have and shall extend, upon the same terms and conditions, to each officer and director of the Company and to each person, if any, who controls the Company within the meaning of the Act.

10.

(a)

If any Purchaser shall default in its obligation to purchase the Securities which it has agreed to purchase hereunder at a Time of Delivery, the non-defaulting Purchaser may in its discretion arrange for it or another party or other parties to purchase such Securities on the terms contained herein. If within thirty-six hours after such default by any Purchaser the non-defaulting Purchaser does not arrange for the purchase of such Securities, then the Company shall be entitled to a further period of thirty-six hours within which to procure another party or other parties reasonably satisfactory to you to purchase such Securities on such terms. In the event that, within the respective prescribed periods, the non-defaulting Purchaser notifies the Company that it has so arranged for the purchase of such Securities, or the Company notifies the non-defaulting Purchaser that it has so arranged for the purchase of such Securities, the non-defaulting Purchaser or the Company shall have the right to postpone such Time of Delivery for a period of not more than seven days, in order to effect whatever changes may thereby be made necessary in the Offering Circular, or in any other documents or arrangements, and the Company agrees to prepare promptly any amendments or supplements to the Offering Circular which in the opinion of the non-defaulting Purchaser may thereby be made necessary. The term “Purchaser” as used in this Agreement shall include any person substituted under this Section 10 with like effect as if such person had originally been a party to this Agreement with respect to such Securities.

(b)

If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Purchaser by the non-defaulting Purchaser and the Company as provided in subsection (a) above, the aggregate principal amount of such Securities which remains unpurchased does not exceed one-eleventh of the aggregate principal amount of all the Securities to be purchased at such Time of Delivery, then the Company shall have the right to require the non-defaulting Purchaser to purchase the principal amount of Securities which such Purchaser agreed to purchase hereunder at such Time of Delivery and, in addition, to require the non-defaulting Purchaser to purchase its pro rata share (based on the principal amount of Securities which such Purchaser agreed to purchase hereunder) of the Securities of such defaulting Purchaser for which such arrangements have not been made; but nothing herein shall relieve a defaulting Purchaser from liability for its default.

(c)

If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Purchaser by the non-defaulting Purchaser and the Company as provided in subsection (a) above, the aggregate principal amount of Securities which remains unpurchased exceeds one-eleventh of the aggregate principal amount of all the Securities to be purchased at such Time of Delivery, or if the Company shall not exercise the right described in subsection (b) above to require the non-defaulting Purchaser to purchase Securities of a defaulting Purchaser, then this Agreement or, with respect to a Subsequent Time of Delivery, the obligations of the Purchasers to purchase and of the Company to sell the Optional Securities, shall thereupon terminate, without liability on the part of any non-defaulting Purchaser or the

Company, except for the expenses to be borne by the Company and the Purchasers as provided in Section 7 hereof and the indemnity and contribution agreements in Section 9 hereof; but nothing herein shall relieve a defaulting Purchaser from liability for its default.

11.

The respective indemnities, agreements, representations, warranties and other statements of the Company and the Purchasers, as set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of the Purchasers or any controlling person of the Purchasers, or the Company or any officer or director or controlling person of the Company, and shall survive delivery of and payment for the Securities.

12.

If this Agreement shall be terminated pursuant to Section 10 hereof, the Company shall not then be under any liability to the Purchasers except as provided in Sections 7 and 9 hereof; but, if for any other reason, the Securities are not delivered by or on behalf of the Company as provided herein, the Company will reimburse the Purchasers for all documented out-of-pocket expenses approved in writing by the Purchasers, including fees and disbursements of counsel, reasonably incurred by the Purchasers in making preparations for the purchase, sale and delivery of the Securities, but the Company shall then be under no further liability to the Purchasers except as provided in Sections 7 and 9 hereof.

13.

All statements, requests, notices and agreements hereunder shall be in writing, and if to the Purchasers shall be delivered or sent by mail or facsimile transmission to Goldman Sachs & Co. LLC, 200 West Street, New York, New York 10282-2198, Attention: Registration Department; and if to the Company shall be delivered or sent by mail or facsimile transmission to the address of the Company set forth in the Offering Circular, Attention: Secretary; provided, however, that any notice to the Purchasers pursuant to Section 9 hereof shall be delivered or sent by mail or facsimile transmission to the Purchasers at their respective addresses set forth in their respective Purchaser’s Questionnaire, which address will be supplied to the Company by the Purchasers upon request. Any such statements, requests, notices or agreements shall take effect upon receipt thereof.

In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Purchasers are required to obtain, verify and record information that identifies its clients, including the Company, which information may include the name and address of its clients, as well as other information that will allow the Purchasers to properly identify their clients.

14.

This Agreement shall be binding upon, and inure solely to the benefit of, the Purchasers, the Company and, to the extent provided in Sections 9 and 11 hereof, the officers and directors of the Company and each person who controls the Company or the Purchasers, and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No purchaser of any of the Securities from the Purchasers shall be deemed a successor or assign by reason merely of such purchase.

15.	Time shall be of the essence of this Agreement.

16.

The Company acknowledges and agrees that (i) the purchase and sale of the Securities pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and the Purchasers, on the other, (ii) in connection therewith and with the process leading to such transaction the Purchasers are acting solely as a principal and not the agent or fiduciary of the Company, (iii) the Purchasers have not assumed an advisory or fiduciary responsibility in favor of the Company with respect to the offering contemplated hereby or the process leading thereto

(irrespective of whether the Purchasers have advised or is currently advising the Company on other matters) or any other obligation to the Company except the obligations expressly set forth in this Agreement and (iv) the Company has consulted its own legal and financial advisors to the extent it deemed appropriate. The Company agrees that it will not claim that the Purchasers have rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

17.	This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Purchasers, with respect to the subject matter hereof.

18.

THIS AGREEMENT AND ANY MATTERS RELATED TO THIS TRANSACTION SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAWS OF THE STATE OF NEW YORK. The Company agrees that any suit or proceeding arising in respect of this agreement or our engagement will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York and the Company agrees to submit to the jurisdiction of, and to venue in, such courts.

19.

The Company and the Purchasers hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

20.

This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument. Electronic signatures complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law will be deemed original signatures for purposes of this Agreement. Transmission by telecopy, electronic mail or other transmission method of an executed counterpart of this Agreement will constitute due and sufficient delivery of such counterpart.

21.

Notwithstanding anything herein to the contrary, the Company (and the Company’s employees, representatives, and other agents) are authorized to disclose to any and all persons, the tax treatment and tax structure of the potential transaction and all materials of any kind (including tax opinions and other tax analyses) provided to the Company relating to that treatment and structure, without the Purchasers’ imposing any limitation of any kind. However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws. For this purpose, “tax treatment” means U.S. federal and state income tax treatment, and “tax structure” is limited to any facts that may be relevant to that treatment.

22.	Recognition of the U.S. Special Resolution Regimes.

(a)    In the event that either Purchaser is a Covered Entity that becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from either of the Purchasers of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b) In the event that either Purchaser is a Covered Entity or a BHC Act Affiliate of the Purchaser becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against either of the Purchasers is permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

(c) As used in this section:

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

If the foregoing is in accordance with your understanding, please sign and return to us one counterpart hereof, and upon the acceptance hereof by the Purchasers, this letter and such acceptance hereof shall constitute a binding agreement between the Purchasers and the Company.

[Signature page follows]

Very truly yours,

Lumentum Holdings Inc.

By:	/s/ Wajid Ali
	Name:	Wajid Ali
	Title:	Executive Vice President and Chief Financial Officer

Accepted as of the date hereof:

Goldman Sachs & Co. LLC

By:	/s/ Mike Voris
(Goldman Sachs & Co. LLC)
	Name:	Mike Voris
	Title:	Partner

SCHEDULE I

Purchasers	Principal Amount of Securities to be Purchased
Goldman Sachs & Co. LLC	$315,000,000
Deutsche Bank Securities Inc.	210,000,000

$525,000,000

SCHEDULE II

(b)	Additional Documents Incorporated by Reference: None

(c)	Company Supplemental Disclosure Documents:

Term Sheet setting forth the final terms of the Securities, substantially in the form attached hereto as Schedule III

(d)	Purchasers Supplemental Disclosure Documents: None

(d)	Permitted General Solicitation Materials: None

SCHEDULE III

Pricing Term Sheet

[Attached]

Pricing Term Sheet, dated June 13, 2023

to Preliminary Offering Circular, dated June 12, 2023

Strictly Confidential

LUMENTUM HOLDINGS INC.

$525,000,000 PRINCIPAL AMOUNT OF

1.50% CONVERTIBLE SENIOR NOTES DUE 2029

The information in this pricing term sheet supplements the preliminary offering circular, dated June 12, 2023, of Lumentum Holdings Inc. (the “Preliminary Offering Circular”), and supersedes the information in the Preliminary Offering Circular to the extent inconsistent with the information in the Preliminary Offering Circular. In all other respects, this pricing term sheet is qualified in its entirety by reference to the Preliminary Offering Circular, including all documents incorporated by reference therein. Terms used herein but not defined herein shall have the respective meanings set forth in the Preliminary Offering Circular. All references to dollar amounts are references to U.S. dollars. The aggregate principal amount of the offering was increased from the previously announced offering size of $500,000,000. The final offering circular relating to the offering will reflect conforming changes relating to such increase in the size of the offering.

Issuer:	Lumentum Holdings Inc., a Delaware corporation

Ticker/Exchange for Common Stock:	LITE/The NASDAQ Global Select Market

Securities Offered:	1.50% Convertible Senior Notes due 2029 (the “notes”)

Aggregate Principal Amount of Notes Offered:	$525,000,000 (or $603,750,000 if the initial purchasers exercise their option to purchase additional notes in full)

Maturity Date:	December 15, 2029 unless earlier converted, redeemed or repurchased

Interest:	1.50% per year. Interest will accrue from the most recent date on which interest has been paid or provided for, or, if no interest has been paid, June 16, 2023, and will be payable semiannually in arrears on June 15 and December 15 of each year, beginning on December 15, 2023.

Regular Record Dates:	June 1 and December 1 of each year

Offering Price:	100.00% of principal, plus accrued interest, if any

Last Reported Sale Price of our Common Stock on June 13, 2023:	$53.49 per share

Initial Conversion Rate:	14.3808 shares of our common stock per $1,000 principal amount of notes

Initial Conversion Price:	Approximately $69.54 per share of our common stock

Conversion Premium:	Approximately 30.0% above the last reported sale price of our common stock on June 13, 2023

Optional Redemption:	We may not redeem the notes prior to June 22, 2026. On or after June 22, 2026, we may redeem for cash all or any portion of the notes (subject to the partial redemption limitation set forth below), at our option if the last reported sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading-day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. However, we may not specify a redemption date that falls on or after the 26th scheduled trading day immediately preceding the maturity date. No sinking fund is provided for the notes, which means that we are not required to redeem or retire the notes periodically. If we elect to redeem fewer than all of the outstanding notes, at least $100.0 million aggregate principal amount of notes must be outstanding and not subject to redemption as of the relevant redemption notice date. See “Description of Notes—Optional Redemption” in the Preliminary Offering Circular.

Joint Book Running Managers:	Goldman Sachs & Co. LLC Deutsche Bank Securities Inc.

Pricing Date:	June 13, 2023

Trade Date:	June 14, 2023

Expected Settlement Date:	June 16, 2023

CUSIP Number:	55024U AG4

ISIN:	US55024UAG40

Listing:	None

Use of Proceeds:

We estimate that we will receive net proceeds from this offering of approximately $520.1 million (or approximately $598.2 million if the initial purchasers exercise their option to purchase additional notes in full).

We intend to use a portion of the net proceeds of this offering to (i) repurchase approximately $125 million aggregate principal amount of our 0.250% Convertible Senior Notes due 2024 using approximately $132.8 million of the net proceeds of the offering and (ii) purchase approximately $125 million of our common stock, in each case, concurrently with the pricing of the offering in privately negotiated transactions effected through one of the initial purchasers of the notes or its affiliate, as our agent.

We intend to use the remainder of the net proceeds from the offering for general corporate purposes, which may include the repayment or repurchase of our indebtedness, including any Existing Notes, capital expenditures, working capital and potential acquisitions. From time to time we evaluate potential acquisitions of businesses, technologies or products. Currently, however, we do not have any definitive agreements with respect to any pending material acquisitions. See “Use of Proceeds” in the Preliminary Offering Circular.

Adjustment to Conversion Rate Upon Conversions in Connection with a Make-Whole Fundamental Change or Notice of Redemption:	The following table sets forth the number of additional shares by which we will increase the conversion rate for a holder that converts its notes in connection with a make-whole fundamental change or notice of redemption having the stock price and effective date set forth below:

Effective Date	$53.49	$60.00	$65.00	$69.54	$80.00	$90.40	$100.00	$125.00	$150.00	$200.00	$300.00	$400.00	$500.00	$600.00
June 16, 2023	4.3142	3.5300	3.0591	2.7055	2.0841	1.6492	1.3533	0.8613	0.5856	0.3058	0.1033	0.0374	0.0104	0.0001
December 15, 2023	4.3142	3.5300	3.0591	2.7055	2.0841	1.6405	1.3379	0.8399	0.5651	0.2910	0.0967	0.0346	0.0094	0.0000
December 15, 2024	4.3142	3.5300	3.0591	2.7055	2.0513	1.5819	1.2701	0.7706	0.5054	0.2516	0.0806	0.0278	0.0070	0.0000
December 15, 2025	4.3142	3.5300	3.0591	2.6451	1.9263	1.4473	1.1367	0.6576	0.4165	0.1990	0.0612	0.0198	0.0040	0.0000
December 15, 2026	4.3142	3.5300	2.9138	2.4658	1.7214	1.2434	0.9446	0.5098	0.3086	0.1416	0.0426	0.0127	0.0015	0.0000
December 15, 2027	4.3142	3.3213	2.6498	2.1731	1.4113	0.9524	0.6841	0.3314	0.1899	0.0858	0.0266	0.0070	0.0000	0.0000
December 15, 2028	4.3142	2.9353	2.1732	1.6572	0.9068	0.5246	0.3360	0.1391	0.0788	0.0389	0.0130	0.0029	0.0000	0.0000
December 15, 2029	4.3142	2.2858	1.0038	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock price and effective date may not be set forth in the table above, in which case:

•

if the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares by which the conversion rate will be increased will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year;

•

if the stock price is greater than $600.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate; and

•

if the stock price is less than $53.49 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate be increased on account of a make-whole fundamental change or notice of redemption to exceed 18.6950 shares of common stock per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate is required to be adjusted as set forth under “Description of the Notes—Conversion Rights—Conversion Rate Adjustments” in the Preliminary Offering Circular.

Before you invest, you should read the Preliminary Offering Circular and the documents incorporated therein that the issuer has filed with the SEC for more complete information about the issuer and the offering. You may get the incorporated documents the issuer has filed with the SEC for free by visiting EDGAR on the SEC website at www.sec.gov.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

SCHEDULE IV

Directors	Non-Director Officers
Alan S. Lowe	Wajid Ali

Harold L. Covert	Judy Hamel

Pamela Fletcher	Jason Reinhardt

Isaac Harris	Vincent Retort

Penelope A. Herscher

Julia S. Johnson

Brian J. Lillie

Ian S. Small

Janet Wong

SCHEDULE V

Lumentum Holdings Inc.

Form of Lock-Up Agreement

June [ ● ], 2023

Goldman Sachs & Co. LLC,

200 West Street,

New York, New York 10282-2198

Re: Lumentum Holdings Inc. - Lock-Up Agreement

Ladies and Gentlemen:

The undersigned understands that Goldman Sachs & Co. LLC and Deutsche Bank Securities Inc. (the “Purchasers”), propose to enter into a Purchase Agreement (the “Purchase Agreement”) with Lumentum Holdings Inc., a Delaware corporation (the “Company”), providing for the placement (the “Placement”) of the Company’s Convertible Senior Notes due 2029 (the “Securities”) in a transaction not requiring registration under the Securities Act of 1933, as amended (the “Securities Act”). The Securities will be convertible into common stock, par value $0.001 per share, of the Company (the “Shares”), cash, or a combination of cash and Shares, at the Company’s election.

In consideration of the agreement by the Purchasers to offer and sell the Securities, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period beginning from the date hereof and continuing to and including the date 60 days after the date of the Purchase Agreement (the “Lock-Up Period”), the undersigned will not, and will not cause or direct any of its Affiliates (which, for purposes of this Lock-Up Agreement, shall be defined as in Rule 405 of the Securities Act, but shall not include entities that the undersigned may be deemed to control solely due to such person’s position as a director or officer of such entity and/or the direct or indirect ownership by such person, in the aggregate, of less than a ten percent equity interest in such entity) to, (i) offer, sell, contract to sell, pledge, grant any option to purchase, lend or otherwise dispose of any Shares, or any options or warrants to purchase any Shares, or any securities convertible into, exchangeable for or that represent the right to receive Shares (such options, warrants or other securities, collectively, “Derivative Instruments”), including without limitation any such Shares or Derivative Instruments now owned or hereafter acquired by the undersigned (collectively, the “Undersigned’s Shares”), (ii) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition (whether by the undersigned or someone other than the undersigned), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any Shares or Derivative Instruments, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of Shares or other securities, in cash or otherwise (any such sale, loan, pledge or other disposition, or transfer of economic consequences, a “Transfer”) or

(iii) otherwise publicly announce any intention to engage in or cause any action or activity described in clause (i) above or transaction or arrangement described in clause (ii) above. The undersigned represents and warrants that the undersigned is not, and has not caused or directed any of its Affiliates to be or become, currently a party to any agreement or arrangement that provides for, is designed to or which reasonably could be expected to lead to or result in any Transfer in violation of the terms of this Lock-Up Agreement during the Lock-Up Period.

Notwithstanding the foregoing, the undersigned may transfer the Undersigned’s Shares (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, (iii) by will or intestacy or by operation of law, such as pursuant to a domestic order, divorce settlement or similar order, provided that the transferee thereof agrees to be bound in writing by the restrictions set forth herein, (iv) pursuant to any written trading plan meeting the requirements of Rule 10b5-1 (a “10b5-1 Trading Plan”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that is existing on the date hereof, (v) in connection with the sale of the Undersigned’s Shares acquired in open market transactions after the consummation of the Placement, provided that no filing with the Securities Exchange Commission with respect to such sale, reporting a reduction in beneficial ownership of Shares or otherwise reporting such sale, will be required or will be voluntarily made during the Lock-Up Period, (vi) if (a) the undersigned is an employee of the Company as of the date of transfer and (b) to the extent that the Company does not elect to settle tax withholding and remittance obligations of the undersigned (or the employer of the undersigned) in connection with the vesting of restricted stock or restricted stock units held by the undersigned by withholding Shares, then the undersigned may transfer up to that number of Shares underlying the restricted stock or restricted stock units outstanding as of the date of the final Offering Circular relating to the Securities and held by the undersigned that are vested and/or settled for purposes of satisfying any income, employment, local, or social tax withholding and remittance obligations of the undersigned or the Company as a result of such vesting and/or settlement, provided that any filing under Section 16 of the Exchange Act required in connection therewith indicates that such transfer is to satisfy tax withholding obligations in connection with such exercise or vesting and/or settlement, (vii) to the Company, (viii) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of the Company’s capital stock involving a change of control of the Company, provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Undersigned’s Shares shall remain subject to the provisions of this Lock-Up Agreement or (ix) with the prior written consent of Goldman Sachs & Co. LLC. For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. Notwithstanding the restrictions set forth in this Lock-Up Agreement, the undersigned may, at any time after the date hereof, enter into a 10b5-1 Trading Plan relating to the sale or transfer of the Undersigned’s Shares, provided that such 10b5-1 Trading Plan does not provide for the sale or transfer of the Undersigned’s Shares during the Lock-Up Period and no public announcement or filing under the Exchange Act regarding the establishment of such 10b5-1 Trading Plan shall be required of or voluntarily made by or on behalf of the undersigned or the Company. The undersigned now has, and, except as contemplated by clause (i) through (ix) above, for the duration of this Lock-Up Agreement will have, good and marketable title to the Undersigned’s Shares, free and clear of all liens, encumbrances, and claims whatsoever. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Undersigned’s Shares except in compliance with the foregoing restrictions.

This Lock-Up Agreement shall automatically terminate and its provisions shall be of no further force and effect upon the earliest to occur, if any, of: (a) if the Purchase Agreement has been executed and is subsequently terminated, the date of such termination, (b) if the Purchase Agreement has not been executed, written notice by the Company to the Purchasers that the Company no longer intends to proceed with the offering of Securities or (c) June 16, 2023 if the Purchase Agreement has not been executed by such date.

The undersigned understands that the Company and the Purchasers are relying upon this Lock-Up Agreement in proceeding toward consummation of the offering. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns.

Very truly yours,

Exact Name of Shareholder

Authorized Signature

Title

[Signature Page to Lockup Agreement]

ANNEX I

Form of WSGR Opinion

[Attached]

[***]

ANNEX II

Form of WSGR Negative Assurance Letter

[Attached]

[***]